Exhibit 1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Pension Committee
Mettler-Toledo, LLC Enhanced Retirement Savings Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-31636) on Form S-8 of the Mettler-Toledo International, Inc. of our report dated June 30, 2020, with respect to the statements of net assets available for benefits of Mettler-Toledo, LLC Enhanced Retirement Savings Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2018, which report appears in the annual report on Form 11-K of the Mettler-Toledo, LLC Enhanced Retirement Savings Plan for the year ended December 31, 2019.

Columbus, Ohio                                /s/ Clark, Schaefer, Hackett & Co.
June 26, 2020